UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/a

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2004

SILVER STAR ENERGY INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-102930
(Commission File Number)

98 -0385312
(IRS Employer Identification No.)

Suite 800 – 11300 West Olympic Boulevard, Los Angeles, California 90064
 (Address of Principal Executive Offices) (Zip Code)

?
(Registrant's Telephone Number, Including Area Code)

750 West Pender Street, Suite 804 Vancouver, British Columbia, V6C 2T8 Canada
(Former Name or Former Address, if Changed Since Last Report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

None

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

Pursuant to two agreements dated December 5, 2003 with Archer Exploration, Inc., of Bakersfield, California, we have acquired the right to participate and earn an interest in two oil and gas projects located in the Sacramento Basin, California known respectively as the North Franklin Prospect and the Winter Pinchout Project.

North Franklin (NF”)

The North Franklin prospect is situated along and is part of the “Eastside Winters Stratigraphic Trend” which, based on historical data, has produced in excess of 450 Bcf gas to date. The prospect is located in Sacramento County between the cities of Stockton and Sacramento.

The prospect potential is based on a 450 acre land position that has an average “pay” sandstone gas reservoir thickness of 75 feet and, based on regional historical well data, a recovery factor of 1,200 Mcf/acre. The stratigraphic traps are deep-water basin sand-shale formations that upslope within a proximal submarine canyon facies. After deposition of the sand, the canyon filled with thick impermeable shales measuring over 600 feet thick, forming both lateral and overlying seals to trap hydrocarbons.

The Company anticipates that a total of 6 test wells can be drilled to test for the presence of hydrocarbons. Drilling of the first test well will commence in the second quarter of 2004.

Consideration:
As consideration for the interest to be earned in the NF prospect we shall pay to Archer Exploration Inc.:

  $85,000.00 upon signing of the agreement.
  $15,000.00 at spud of the initial test well.
  $25,000.00 at completion of the initial test well.

In addition we are responsible for all expenses for lease extensions and rental of existing leases (including 20% fee), acquisition of any additional leases and (including 20% fee) and costs in connection with drilling and completion of test well.

Retained rights:
Archer shall retain rights in the Prospect of:

  A two and one-half percent Overriding Royalty on all lands within the Area of Mutual Interest.
  A five percent of one hundred percent (5% of 100%) Working Interest Carried through the completion of the initial test well.
  The right to participate in the Prospect as to a five percent of one hundred percent (5% of 100%) Working Interest. Said Working Interest shall be “un-promoted”.

If we complete our funding obligations, we will earn a 100% interest in the North Franklin Prospect. If we do not provide any funds by the respective schedule, we will not retain any interest in the prospect. We will, however, retain an interest in the well bore and the surrounding 80 acres area if we fund the completion of the initial test well.

Archer Exploration Inc. shall have the sole authority to determine the drilling locations of the wells and to oversee the exploration work on the property.

Winter Pinchout (“WF”)

The WP prospect is a natural gas play that has been conceptualized by Archer Explorations, Inc. WP covers a land position currently being acquired through the leasing of natural gas rights from private landowners of up to 21,000 acres. The WP prospect is based on both proprietary 2D and 3D seismic survey data that we have acquired from a third party seismic company. In total, 40.5 square miles of 3D data is now being reviewed by contract geophysists whereby direction is being given to contract land men who are negotiating and closing lands within the Area of Mutual Interest (“AMI”).

The play consists of stratigraphic gas traps in similar sandstone formations as the aforementioned North Franklin Prospect that are prolific producers in the area which show on the 3D seismic as “bright spots” that may indicate the presence of subsurface gas pools. Subject to engineering recommendations, each identified “bright spots” will be test drilled for the presence of hydrocarbons.

The prospect is situated along and is part of the “Eastside Winters Stratigraphic Trend” which has historical production in excess of 450 Bcf gas to date. The prospect AMI is located in Sacramento County between the cities of Stockton and Sacramento.

A 3 well program is planned for the quarter ending September 30th, 2004.

Consideration:
As consideration for the interest to be earned in the WF prospect we shall pay to Archer Exploration Inc.:

  $100,000.00 upon signing of the agreement
  $15,000.00 at spud of the initial test well of the first three prospects
  $25,000.00 at completion of the initial test well of each prospect drilled

In addition, we are responsible for all expenses for acquisition of leases acquired (including 20% fee), acquisitions and analysis of seismic data, drilling and completion of initial test well on the first prospect drilled and a monthly management fee in the amount of $10,0000 commencing January 2004.

Retained Rights:
Archer Exploration Inc. shall retain rights in the Prospect of:

  A two and one-half percent Overriding Royalty on all lands within the Area of Mutual Interest.
  A five percent of one hundred percent (5% of 100%) Working Interest Carried through the completion of the initial test well.
  The right to participate in the Prospect as to a ten percent of one hundred percent (10% of 100%) Working Interest. Said Working Interest shall be “un-promoted”.

If we complete our funding obligations, we will earn a 100% interest in the Winter Pinchout Project. If we do not provide any of required funds by the respective due dates, we will not earn any interest in the Project. We will, however, retain an interest in the well bore and the surrounding 80 acres area if we fund the completion of the initial test well.

Archer Exploration Inc. shall have the sole authority to determine the drilling locations of the wells and to oversee the exploration work on the property.

We do not currently have the funds on hand necessary to meet our obligations pursuant to our agreements with Archer Exploration Inc. If we do not meet all of our funding obligations in connection with these agreements, we may earn partial interests or no interest in either prospects.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

No court or governmental agency has assumed jurisdiction over any substantial part of our business or assets.

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

None.

ITEM 5. OTHER EVENTS

None.

ITEM 6. RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Mr. Jamie Cirotto has resigned from the position of Director of the Company effective December 17, 2003. Carmelo Mamertino has resigned from the position of Director effective December 17, 2003.

ITEM 7. FINANCIAL STATEMENTS

None.

ITEM 8. CHANGE IN FISCAL YEAR

There has been no change in our fiscal year.

Index to Exhibits

2.1	Agreement dated December 5, 2003 between Silver Star Energy Inc. and Archer Exploration Inc. respecting the North Franklin Gas prospect.

2.2	Agreement dated December 5, 2003 between Silver Star Energy Inc. and Archer Exploration Inc. respecting the Winter Pinchout gas project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Star Energy Inc. a Nevada corporation
DATED: January 29, 2004	By:	/s/ Rob McIntosh
Rob McIntosh President